EXHIBIT B-8


                              CP&L SERVICE COMPANY
                             POLICIES AND PROCEDURES

CP&L Service Company ("CP&L Service") will provide administrative, management and other corporate support services to the affiliates within the CP&L Energy system ("Client Companies") in accordance with the terms of Service Agreements. CP&L Service will provide the necessary accounting and procedural infrastructure to support the administration of the Service Agreements in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") as promulgated in the Public Utility Holding Company Act of 1935 (the "1935 Act").

SERVICE AGREEMENTS
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     CP&L Service and each Client Company will enter into a Service Agreement that will set forth, in general terms, the services to be performed by each organization within CP&L Service directly for or on behalf of each Client Company. The Service Agreements will be reviewed annually, or more often if necessary. Authorized representatives of CP&L Service and the management of each Client Company will approve the Service Agreements.

Service Agreements will typically contain the following information:

Article I   - Services  (type and scope)
Article II - Compensation (cost and cost assignment methodologies)
Article III - Term
Article IV - Miscellaneous (accounts and records)

A listing of services offered with a description of billing allocations and methods will be included in the appendix of each Service Agreement.

ACCOUNTING SYSTEM
-----------------

     CP&L Service will maintain accounting systems that provide the ability to assign costs to the category of service to which they relate. The systems also enable the costs of services to be charged directly to the Client Company for which they were performed or, when appropriate, accumulated in such a manner that they can be distributed or allocated to two or more Client Companies using an approved methodology. The systems will also generate all necessary Client Company billing information.

     The systems are based on the use of codes to assign charges to the applicable activity, product, project, or functional basis ("Account Codes"). The account numbers conform to the Uniform System of Accounts prescribed for Public Utilities by the Federal Energy Regulatory Commission modified to include Service Company revenue accounts. The Account Codes facilitate the tracking of


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the cost of each service by its component costs, such as labor, materials, and outside services. The coding provides the ability to break the costs of services down by amounts directly charged to specific Client Companies (direct costs) and amounts allocated (indirect costs).

     The account code segments are as follows:
     ----------------------------------------

     o COMPANY identifies a legal entity and represents the level for which a trial balance may be produced.
     o LINE OF BUSINESS is a specific sub-division of the company's business such as Energy Supply and Energy Delivery.
     o CHARGE TO is an organization responsible for ensuring work is performed and paying for costs incurred.
     o CHARGE BY is an organization responsible for expending resources in the performance of work and incurs the costs of generating revenue.
     o ACCOUNT identifies a subdivision of accounts established by FERC.
     o PROJECT is a management-defined grouping of capital, O&M, and/or other costed work. A project is composed of one or more activities.
     o RESOURCE TYPE is the type of cost or resource used to perform an activity. Examples include labor, materials, transportation costs, etc.
     o ACTIVITY is a unit of work performed within the organization that is meaningful and measurable.
     o LOCATION is a physical location serving as a cost center (e.g. a plant, generating unit).
     o PRODUCT captures the revenue and expenses associated with producing goods or delivering services.
     o JOINT OWNER ACCOUNTING code identifies whether a charge is an allocation to Power Agency based upon their ownership interest in generating facilities operated by CP&L, a direct charge to Power Agency, or a direct charge to CP&L.

     Labor and labor-related costs will likely be the most significant costs that CP&L Service incurs. Accordingly, CP&L Service will maintain a time-entry subsystem that enables CP&L Service employees to accurately assign hours worked to the appropriate Account Codes. All CP&L Service employees will prepare standard timesheets or similar records that indicate the purpose of each hour worked by entering this information directly into the time-entry subsystem no later than the last pay period to which it relates. The employees' supervisor will approve the time records. Charges for labor will be made at each employee's effective hourly rate and will include the cost of pensions, employee benefits, and payroll taxes. Labor for I/T services, excluding Telecommunication services, will be charged at standard average hourly rates of all I/T employees and I/T contractors working for the Service Company. Residuals will be allocated to Client Companies based on actual hours of service.


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     CP&L Service will be implementing a new time-entry subsystem on August 1,
2000. Initial training sessions for employees will occur during July and will be conducted by trained time-entry professionals to ensure understanding of the new coding procedures. Employees (both from CP&L Service and Client Companies) who code time and expenses will be included in this training. Ongoing support and follow-up will be provided through the same professionals conducting the initial training. Moreover, additional training may be provided during the November/December time frame immediately following merger approval to ensure understanding of the coding impact upon the system's financial statements as well as to provide instruction regarding the proper analysis of charges.

     All other accounting subsystems, including accounts payable processing, will be designed to support the use of the necessary Account Codes. In all cases, CP&L Service will retain the applicable underlying source documents that indicate the nature and purpose of the costs incurred.

     To the extent practicable, CP&L Service employees will assign costs directly to the Account Codes associated with the services rendered. However, the full cost of providing services also includes certain indirect costs, e.g., departmental overheads, administrative and general costs, depreciation, interest, and taxes, which cannot be associated with specific services. Indirect costs will be associated with the services performed in proportion to the directly assigned costs of the services or other relevant cost drivers.

     CP&L Service costs will be directly charged, distributed or allocated to Client Companies in the manner prescribed below.

     1. Costs accumulated in Account Codes for services specifically performed for a single Client Company will be directly charged to such Client Company.

     2. Costs accumulated in Account Codes for services specifically performed for two or more Client Companies will be distributed to such Client Companies using methods determined on a case-by-case basis consistent with the nature of the work performed and based on one of the approved allocation methods.

     3. Costs accumulated in Account Codes for services of a general nature which are applicable to all Client Companies or to a class or classes of Client Companies will be allocated to such Client Companies by application of one or more approved allocation methods.


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BILLING
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     Monthly, CP&L Service will prepare and submit a bill to each Client Company for services rendered. At a minimum, the bill will itemize the cost of each service charged to the Client Company. The bills will be rendered on a monthly basis. Each Client Company shall remit to CP&L Service all charges billed to it within 30 days of receipt of the monthly billing report.

     The management of each Client Company is responsible for reviewing the billing report from CP&L Service to determine the accuracy and appropriateness of the charges.

     The accounting systems contain the detailed transactions supporting the services billed. Using the systems, CP&L Service will assist the Client Companies, as necessary, with the review and validation of charges. Any adjustments required will be made in the subsequent month. CP&L Service will put in place processes and applicable systems designed to provide information to Client Companies regarding services provided and related costs. The information should enable the Client Companies to determine if they have been billed consistent with the terms of the Service Agreements.

ACCOUNTING DEPARTMENT RESPONSIBILITIES
--------------------------------------

     The Accounting Department within CP&L Service Company will be responsible for administering, monitoring and maintaining the processes by which CP&L Service costs are accumulated and billed to client companies. In connection with this responsibility, the Accounting Department will:

     1.   Coordinate the preparation of Service Agreements

     2.   Control the establishment and use of CP&L Service Account Codes

     3. Review and evaluate the reasonableness of monthly bills to each Client Company

     4.   Assist Client Companies with the review and validation of charges

     The Accounting Department will review all allocations used by CP&L Service annually, or more often as conditions warrant, and maintain all documentation supporting the calculations. The Accounting Department will ensure the allocation methods are appropriate for the type of cost incurred, have been approved by the SEC and are consistent with applicable orders of state utility commissions.

DISPUTE RESOLUTION
------------------

     In the event disputes arise between CP&L Service and a Client Company over amounts billed, the Accounting Department and representatives of the Client Company will attempt to resolve the issues. Unresolved disputes will be referred to Senior Management for final disposition.


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INTERNAL REVIEW
---------------

     The Audit Services Department will conduct periodic audits of CP&L Service Company's administration and accounting processes. The audits will include examinations of Service Agreements, accounting systems, source documents, allocation methods and billings to determine if services are authorized and properly accounted for. In addition, CP&L Service Company's policies, operating procedures, and controls will be evaluated annually.

EVALUATION AND MEASUREMENT
--------------------------

     In order to encourage the efficient and cost competitive provision of services, CP&L Service will establish appropriate benchmarking measures and a customer review process. The customer review process will allow for input from the Client Companies as to the volume and value of the products and services provided by CP&L Service. This review will be part of the annual budget development process and the completion of the Service Agreements.


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